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                                                                  EXHIBIT (d)(3)

                                April 17, 2000


Board of Directors
Cucos Inc.
110 Veterans Blvd.
Suite 222
Metairie, Louisiana 70005


          Re: Proposed Tender Offer by Jacksonville Restaurant Acquisition Corporation ("JRAC")

Gentlemen:

     The purpose of this letter is follow up on our letter to you of March 29, 2000 and to reconfirm to you our intention to make a tender offer to all your shareholders for 1.2 million shares of common stock of Cucos Inc. (the company) at a price of $1 per share. We expect that we will deposit funds for the transaction with a depositary (which we anticipate will be a New Orleans bank) by May 12, 2000, begin the offer not later than May 19, 2000, and conclude the transaction by June 16, 2000.

     The terms of the tender offer will be as follows:

     .    The offering price will be $1 a share.

     . The offering will be for 1,200,000 shares of the no par common stock of the company.

     . Following the purchase of 1,200,000 and the conversion to common stock of the 400,000 shares of preferred stock held by JRAC, JRAC will hold approximately 52.2 percent of the outstanding common stock of the company.

     . If the tender offer is oversubscribed, the subscriptions will be accepted on a pro rata basis.

     . JRAC will vote its shares at the next annual meeting and the immediately succeeding annual meeting to elect as directors: (1) Elias Daher, (2) Lee Randall and (3) Tom McCormick.
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Board of Directors of CUCOS
April 17, 2000
Page 2

     . JRAC will (1) amend the by-laws of the company to require that any material transaction (including the issuance of shares other than pursuant to existing rights of conversion) between JRAC or any of its affiliates and the company must be approved in advance by the board of directors and (2) will not repeal or modify that by-law at any time within 24 months of the date of its adoption without the approval of a majority of directors designated above.

     .    JRAC will enter a two year employment contract with Elias Daher.

A preliminary draft of a Summary Term Sheet and Tender Offer Statement is enclosed with this letter.

     In order to proceed with our tender offer, we will need to incur various fees and expenses and, accordingly, would like to have from you a confirmation of your support of the proposed transaction. For this reason, we ask you, by countersigning this letter, to agree that (assuming that the tender offer is made not later than May 19, 2000):

     (1) You will amend your By-Laws under Section 136 of the Louisiana Business Corporation to provide that the provisions of Sections 135 through 140.2 thereof (the Louisiana Control Share Statute) do not apply to acquisition of the shares of the company, and you will not rescind or modify this provision at any time before the earlier of (i) the termination of the tender offer; or (ii) 60 days after the start of the tender offer (to allow for any necessary extension).

     (2) Within five days of the commencement of the offer, you will disseminate to your shareholders a statement disclosing your support for the tender offer.

     (3) You will take any other action (such as redeeming any poison pill) necessary to permit consummation of the tender offer without prejudice to our rights as shareholders of the company.

     Nonetheless, you may decline to recommend the tender offer, withdraw any recommendation previously made, and/or recommend against the tender offer in any of the following circumstances:

     (1) if you receive an offer that you believe to be more favorable to your shareholders, after prior notice to us of the offer and its terms and we do not exercise our right of first refusal with respect to such offer; provided, however, that in any such case, you will reimburse us for the reasonable out-of-pocket expenses that we incur, after the date of your countersigning below, in connection with the tender offer (not to exceed $75,000); or
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Board of Directors of CUCOS
April 17, 2000
Page 3

     (2) if the timing or terms of our tender offer or the disclosures in the Schedule TO differ from those outlined above or included in the enclosed draft of the Tender Offer Statement in ways that are materially adverse, in your good faith judgment, to the interests of the shareholders of the company; or

     (3) If you do not receive a fairness opinion (or adequacy opinion) from Chaffe & Associates to the effect that the terms of the tender offer are fair to the shareholders of the company.

     Please understand that this letter is not intended to abrogate or affect in any way our Agreement made in December 1999 or our rights thereunder.

     Please indicate your agreement to the foregoing by your signature below on or before April 20, 2000.


                              JACKSONVILLE RESTAURANT
                                    ACQUISITION CORP.

                              By: /s/ Dennis A. Grinn
                                  -------------------------------------
                                    Dennis A. Grinn, Vice-President


Approved and agreed on this April 18, 2000.

CUCOS Inc.

By:  /s/ Frank Ferrara
     ---------------------------------------
     Frank Ferrara, Chairman